UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BYRNA TECHNOLOGIES INC.

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement), if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BYRNA TECHNOLOGIES INC.

100 Burtt Road, Suite 115

Andover, MA 01810

Supplement to Proxy Statement

This supplement to the definitive proxy statement filed by Byrna Technologies Inc. on May 6, 2022 (the “Proxy Statement”) is being provided solely to clarify how broker-non-votes will be handled with respect to the proposals our stockholders are being asked to consider and vote on at our 2022 Annual Meeting of Stockholders and the voting standard applicable to the election of directors. Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

CHANGES TO PROXY STATEMENT

The frequently asked question and answer under the heading “What is a broker non-vote and what effect does it have?” on page 13 of the Proxy Statement is accordingly amended and restated as follows:

What is a broker non-vote and what effect does it have?

Brokers and other intermediaries who hold shares of Common Stock in street name for their customers, generally are required to vote the shares of Common Stock in the manner directed by their customers. If their customers do not give any direction, brokers may vote shares of Common Stock on routine matters. However, in the absence of customer direction for voting on non-routine matters, brokers may not vote shares of Common Stock on those matters, which is referred to as a broker non-vote. The only matters that brokers will be able vote on without specific direction at the Annual Meeting are Proposal 2, ratification of EisnerAmper LLP as our independent registered public accountants, and Proposal 3, the amendment of our Certificate of Incorporation to reduce the authorized shares we may issue from 300,000,000 to 50,000,000.

Any shares of Common Stock represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes cast. Any broker non-votes with respect to all other non-routine proposals will not affect the approval of such proposals. In recognition of our desire to have every stockholder vote count, we encourage our stockholders to instruct their brokers to vote their shares.

The sentence under the heading “Vote Required” on page 14 of the Proxy Statement, which relates to the voting standard applicable to the election of directors, is accordingly amended and restated as follows:

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares of common stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting is required for the election of the director nominees as directors of the Company.  Therefore, a “withhold” vote with respect to any director nominee will act as a vote against such nominee.  Any share that does not cast a vote for a director (including abstentions and broker non-votes) does not count as a vote against the director. See “What number of votes is required to elect each of the directors?” on page 12.